IMAX CORPORATION

Exhibit 99.1

IMAX CORPORATION REPORTS FOURTH-QUARTER AND FULL-YEAR 2018 RESULTS

HIGHLIGHTS

•	Delivered full-year 2018 GAAP net income per share of $0.36, compared to GAAP net income per share of $0.04, in 2017.

•	2018 adjusted net income per share was $0.91, compared to $0.62 in 2017, an increase of 46.8%.

•	Strong box office and continued cost discipline drove a 381-basis point increase in 2018 operating income margin, compared to 2017.

•	IMAX surpassed $1 billion in global box office for the first time in its history and delivered its highest-grossing year in China.

•	Year-to-date in 2019, IMAX box office in China reached $78 million, up 61%, compared to last year.

NEW YORK – Feb. 26, 2019 – IMAX Corporation (NYSE:IMAX) today reported fourth quarter 2018 revenues of $109.0 million, gross profit of $54.6 million and net income attributable to common shareholders of $1.7 million, or $0.03 per diluted share. Adjusted net income attributable to common shareholders for the fourth quarter was $16.4 million, or $0.26 per diluted share. Adjusted EBITDA was $36.4 million. For reconciliations of reported results to non-GAAP financial results, and for the definition and reconciliation of Adjusted EBITDA, please see the end of this press release.

The Company also reported full year 2018 revenues of $374.4 million, gross profit of $207.9 million and net income attributable to common shareholders of $22.8 million, or $0.36 per diluted share. Adjusted net income attributable to common shareholders for the year ended December 31, 2018 was $57.8 million, or $0.91 per diluted share. Adjusted EBITDA was $133.2 million.

“We believe our achievements last year set the stage for IMAX to have a blockbuster year in 2019. We further differentiated The IMAX Experience®, increased awareness of the IMAX brand and tackled key challenges in China, where we delivered our strongest box office year ever and doubled the industry growth rate,” said IMAX CEO Richard L. Gelfond. “While these achievements have already begun paying dividends—as evidenced by the 47% year-over-year increase in adjusted earnings per share—we anticipate these initiatives to continue to improve the performance of our business in 2019 and beyond. And we have hit the ground running in 2019. Year-to-to date, we have already achieved $78 million of box office in China, a 61% increase compared to 2018. Overall, we are encouraged by our recent results as we head into the blockbuster filled calendar, which includes highly anticipated films such as Captain Marvel, Avengers: Endgame, The Lion King and Star Wars Episode IX.”

Fourth Quarter 2018 Results

Network Update

During the quarter, the Company installed 88 theater systems, 67 of which were for new theater locations. The total IMAX® theater network consisted of 1,505 systems as of December 31, 2018, of which 1,409 were in commercial multiplexes. There were 564 theaters in backlog as of December 31, 2018, compared to the 499 in backlog as of December 31, 2017.

IMAX also signed contracts for 12 new theaters and 2 upgrades in the fourth quarter. During 2018, the Company signed agreements for 203 IMAX with Laser systems, 59 of which were new systems, 114 of which were upgrades to existing IMAX theaters and 30 of which were amendments to existing backlog arrangements. For a breakdown of theater system signings, installations, network and backlog by type for the fourth quarter, please see the end of this press release.

“The story is quite simple. Beginning in 2017 we made a series of strategic decisions to turn around our business,” said Gelfond. “From top to bottom, the evidence is clear in 2018 that these initiatives are working as our growth, margin and return metrics are on solidly positive trend lines. We have confidence each of these trends will continue in 2019 and our margin and return improvement should accelerate as we continue to execute against the initiatives we laid out.”

Box Office Update

Gross box office from IMAX DMR® films was $236.7 million in the fourth quarter of 2018 compared to $278.1 million in the fourth quarter of 2017, primarily due to a stronger film slate in the fourth quarter of 2017 which included Star Wars: The Last Jedi. Gross box office was generated primarily by the exhibition of 29 films (22 new and 7 carryover), as compared to 26 films (22 new and 4 carryover) exhibited in the fourth quarter of 2017.

Fourth-Quarter Consolidated Results

The gross margin across all segments in the fourth quarter of 2018 was $54.6 million, or 50.1% of total revenues, compared to $60.1 million, or 47.9% of total revenues, in the fourth quarter of 2017. Operating expenses (which includes SG&A, excluding stock-based compensation, plus R&D) were $28.0 million in the quarter, compared to $27.2 million in 2017.

Fourth-Quarter Segment Results

Network Business

•

Network business revenues were $41.7 million in the quarter, compared with $53.8 million in the prior-year period. Gross margin for the network business was 59.2% in the most recent quarter, compared to 64.3% in the prior-year period.

•

IMAX DMR revenues were $25.2 million in the fourth quarter of 2018, compared to $31.7 million in the fourth quarter of 2017. Gross margin for the IMAX DMR segment was 60.5%, compared to 60.6% in the prior-year comparative period.

•

Revenues from joint revenue-sharing arrangements were $16.5 million in the quarter, compared with $20.7 million in the prior-year period. Gross margin for joint revenue-sharing arrangements was 57.2%, compared to 67.8% in the prior-year comparative period.

Theater Business

•

Theater business segment revenues were $61.9 million in the quarter, compared with $55.5 million in the prior-year period, primarily reflecting the variable consideration being recognized due to the adoption of ASC Topic 606, as well as 2 additional installations of sales-type theaters.

•

Gross margin on sales and sales-type leases was 51.0% compared with 61.4% in the year-ago period. The decline was driven by the mix of theater installations (new vs. upgrades) compared to the prior year, which can vary each year.

In addition to the Company’s core revenue segments, new business revenues were $0.8 million in the quarter, compared to $13.0 million in the same period last year. New business revenues in 2017 were driven primarily by the launch of Marvel’s Inhumans. The company recognized a gross loss of $0.5 million in the quarter, compared to a gross loss of $2.7 million in the fourth quarter of 2017.

Supplemental Materials

For more information about the Company’s results, please refer to the IMAX Investor Relations website located at investors.imax.com.

Investor Relations Website and Social Media

On a weekly basis, the Company posts quarter-to-date box office results on the IMAX Investor Relations website located at www.imax.com/content/investor-relations. The Company expects to provide such updates on Friday of each week, although the Company may change this timing without notice. Results will be displayed with a one-week lag. In addition, the Company maintains a Twitter account: @IMAX_Investors. The Company intends to use Twitter to disclose the box office information, as well as other information that may be of interest to the Company’s investor community.

The information posted on the Company’s website and/or via its Twitter account may be deemed material to investors. Accordingly, investors, media and others interested in the Company should monitor the Company’s website and its Twitter account in addition to the Company’s press releases, SEC filings and public conference calls and webcasts.

Conference Call

The Company will host a conference call today at 4:30PM ET to discuss its fourth quarter and full year 2018 financial results. This call is being webcast by Nasdaq and can be accessed at investors.imax.com. To access the call via telephone, interested parties in the US and Canada should dial (800) 667-5617 approximately 5 to 10 minutes before the call begins. Other international callers should dial (647) 490-5367. The conference ID for the call is 7993555. A replay of the call will be available via webcast at investors.imax.com or via telephone by dialing (888) 203-1112 (US and Canada), or (647) 436-0148 (international). The Conference ID for the telephone replay is 7993555.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of December 31, 2018, there were 1,505 IMAX theater systems (1,409 commercial multiplexes, 14 commercial destinations, 82 institutional) operating in 80 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

###

This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business and technology strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of business, operations and technology, plans and references to the future success of IMAX Corporation together with its consolidated subsidiaries (the “Company”) and expectations regarding the Company’s future operating, financial and technological results. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of the Company is subject to a number of risks and uncertainties, including, but not limited to, risks associated with investments and operations in foreign jurisdictions and any future international expansion, including those related to economic, political and regulatory policies of local governments and laws and policies of the United States and Canada; risks related to the Company’s growth and operations in China; the performance of IMAX DMR films; the signing of theater system agreements; conditions, changes and developments in the commercial exhibition industry; risks related to currency fluctuations; the potential impact of increased competition in the markets within which the Company operates; competitive actions by other companies; the failure to respond to change and advancements in digital technology; risks relating to recent consolidation among commercial exhibitors and studios; risks related to new business initiatives; conditions in the in-home and out-of-home entertainment industries; the opportunities (or lack thereof) that may be presented to and pursued by the Company; risks related to cyber-security and data privacy; risks related to the Company’s inability to protect the Company’s intellectual property; general economic, market or business conditions; the failure to convert theater system backlog into revenue; changes in laws or regulations; the failure to fully realize the projected cost savings and benefits from any of the Company’s restructuring initiatives; and other factors, many of which are beyond the control of the Company. These factors, other risks and uncertainties and financial details are discussed in IMAX’s most recent Annual Report on Form 10-K and

Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update publicly or otherwise revise any forward looking statements, whether as a result of new information, future events or otherwise.

For additional information please contact:

Investors: IMAX Corporation, New York Michael K. Mougias 212-821-0187 mmougias@imax.com	Media: IMAX Corporation, New York Amanda Collins 212-821-0155 abcollins@imax.com

Additional Information

Signings and Installations

December 31, 2018

	Year Ended December 31,
	2018		2017
Theater Signings:
Full new sales and sales-type lease arrangements	57		85
New traditional joint revenue sharing lease arrangements	55		35
New hybrid joint revenue sharing lease arrangements	10		50

Total new theaters	122		170
Upgrades of IMAX theater systems	112	(1)	7

Total Theater Signings	234		177

	Year Ended December 31,
	2018		2017
Theater Installations:
Full new sales and sales-type lease arrangements	63		60
New traditional joint revenue sharing lease arrangements	72		86
New hybrid joint revenue sharing lease arrangements	14		19

Total new theaters	149		165
Upgrades of IMAX theater systems	23		5

Total Theater Installations	172		170

	As of December 31,
	2018		2017
Theater Backlog:
Sales and sales-type lease arrangements	177	(2)	162
Joint revenue sharing arrangements
Hybrid lease arrangements	118		121
Traditional arrangements	269	(3)	216

Total Theater Backlog	564	(4)	499	(5)

	As of December 31,
	2018		2017
Theater Network:
Commercial Multiplex Theaters:
Sales and sales-type lease arrangements	611		525
Traditional joint revenue sharing arrangements	674		613
Hybrid joint revenue sharing lease arrangements	124		134

Total Commercial Multiplex Theaters	1,409		1,272
Commercial Destination	14		12
Institutional	82		86

Total Theater Network	1,505		1,370

(1)	Includes 105 theater systems related to existing AMC, Regal and Pathé theaters to be upgraded to IMAX with Laser projection systems on new lease terms ranging from 10 to 12 years.
(2)	Includes 20 hybrid sales theater systems which were previously classified under joint revenue sharing arrangements – hybrid sales arrangements.
(3)	Includes 46 theater systems where the customer has the option to convert from a joint revenue sharing arrangement to a sales arrangement.
(4)

Includes 83 new laser projection system configurations (73 of the 83 new systems are IMAX with Laser projection system configurations) and 100 upgrades of existing locations to laser projection system configurations (98 of the 100 upgrades are for the IMAX with Laser projection system configurations).

(5)

Includes 27 new laser projection system configurations (three of the 27 new systems are IMAX with Laser projection system configurations) and five upgrades of existing locations to laser projection system configurations (three of the five upgrades are for the IMAX with Laser projection system configurations).

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

	Three Months Ended December 31,		Years Ended Ended December 31,
	2018	2017	2018	2017
Revenues
Equipment and product sales	$46,409	$39,701	$106,591	$103,294
Services	42,769	62,330	181,740	195,594
Rentals	16,667	21,138	74,472	72,281
Finance income	3,119	2,384	11,598	9,598

	108,964	125,553	374,401	380,767

Costs and expenses applicable to revenues
Equipment and product sales	25,233	15,820	54,853	48,172
Services	21,428	40,951	84,236	120,629
Rentals	7,661	8,634	27,383	26,720

	54,322	65,405	166,472	195,521

Gross margin	54,642	60,148	207,929	185,246
Selling, general and administrative expenses	30,380	25,199	117,477	109,882
Research and development	2,186	6,217	13,728	20,855
Amortization of intangibles	1,249	837	4,145	3,019
Receivable provisions, net of recoveries	1,463	559	3,130	2,647
Asset impairments	—	—	—	1,225
Legal arbitration award	4,237	—	11,737	—
Executive transition costs	2,994	—	2,994	—
Exit costs, restructuring charges and associated impairments	8,384	2,479	9,542	16,174

Income from operations	3,749	24,857	45,176	31,444
Retirement benefits non-service expense	(125)	(130)	(499)	(518)
Interest income	723	266	1,844	1,027
Interest expense	(613)	(524)	(2,916)	(1,942)

Income from operations before income taxes	3,734	24,469	43,605	30,011
Provision for income taxes	22	(15,905)	(9,518)	(16,790)
Gain (loss) from equity-accounted investments, net of tax	15	134	(492)	(703)

Net income	3,771	8,698	33,595	12,518
Less: net income attributable to non-controlling interests	(2,077)	(3,867)	(10,751)	(10,174)

Net income attributable to common shareholders	$1,694	$4,831	$22,844	$2,344

Net income per share attributable to common shareholders—basic and diluted:
Net income per share—basic	$0.03	$0.08	$0.36	$0.04

Net income per share—diluted	$0.03	$0.08	$0.36	$0.04

Weighted average number of shares outstanding (000’s):
Basic	61,924	64,658	63,075	65,380
Fully Diluted	62,127	64,790	63,207	65,540
Additional Disclosure:
Depreciation and amortization(1)	$15,453	$27,040	$57,437	$66,807

(1)

Includes $0.1 million and $1.1 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2018 (2017—$0.2 million and $0.6 million, respectively).

IMAX CORPORATION

CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	As at December 31,
	2018	2017
Assets
Cash and cash equivalents	$141,590	$158,725
Accounts receivable, net of allowance for doubtful accounts of $3,174 (December 31, 2017 — $1,613)	93,309	130,546
Financing receivables, net of allowance for uncollectible amounts	127,432	129,494
Inventories	44,560	30,788
Prepaid expenses	10,294	7,549
Film assets	16,367	5,026
Property, plant and equipment	280,658	276,781
Other assets	55,004	26,757
Deferred income taxes	31,264	30,708
Other intangible assets	34,095	31,211
Goodwill	39,027	39,027

Total assets	$873,600	$866,612

Liabilities
Bank indebtedness	$37,753	$25,357
Accounts payable	32,057	24,235
Accrued and other liabilities	97,724	100,140
Deferred revenue	106,709	113,270

Total liabilities	274,243	263,002

Commitments and contingencies
Non-controlling interests	6,439	1,353

Shareholders’ equity
Capital stock common shares — no par value. Authorized — unlimited number. 61,478,168 — issued and 61,433,589 — outstanding (December 31, 2017 — 64,902,201 — issued and 64,695,550 — outstanding)	422,455	445,797
Less: Treasury stock, 44,579 shares at cost (December 31, 2017 — 206,651)	(916)	(5,133)
Other equity	179,595	175,300
Accumulated deficit	(85,385)	(87,592)
Accumulated other comprehensive loss	(3,588)	(626)

Total shareholders’ equity attributable to common shareholders	512,161	527,746
Non-controlling interests	80,757	74,511

Total shareholders’ equity	592,918	602,257

Total liabilities and shareholders’ equity	$873,600	$866,612

IMAX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

	Years Ended December 31,
	2018	2017
Cash provided by (used in):
Operating Activities
Net income	$33,595	$12,518
Adjustments to reconcile net income to cash from operations:
Depreciation and amortization	57,437	66,807
Write-downs, net of recoveries	11,770	29,568
Change in deferred income taxes	(6,923)	(4,017)
Stock and other non-cash compensation	23,723	24,075
Unrealized foreign currency exchange loss (gain)	631	(502)
Loss from equity-accounted investments	95	306
Gain on non-cash contribution to equity-accounted investees	397	397
Investment in film assets	(23,200)	(34,645)
Changes in other non-cash operating assets and liabilities	12,447	(9,141)

Net cash provided by operating activities	109,972	85,366

Investing Activities
Purchase of property, plant and equipment	(13,368)	(24,143)
Investment in joint revenue sharing equipment	(34,810)	(42,634)
Investment in new business ventures	—	(1,606)
Acquisition of other intangible assets	(8,696)	(5,214)

Net cash used in investing activities	(56,874)	(73,597)

Financing Activities
Increase in bank indebtedness	65,000	—
Repayment of bank indebtedness	(50,667)	(2,000)
Repurchase of common shares	(71,479)	(46,140)
Repurchase of common shares, IMAX China	(6,084)	—
Settlement of restricted share units and options	(916)	(20,331)
Common shares issued—stock options exercised	1,017	16,668
Treasury stock repurchased for future settlement of restricted share units	(5,249)	(5,133)
Taxes withheld and paid on employee stock awards vested	(1,437)	(600)
Issuance of subsidiary shares to non-controlling interests	7,796	—
Dividends paid to non-controlling interests	(6,934)	—
Credit facility amendment fees paid	(1,909)	—

Net cash used in financing activities	(70,862)	(57,536)

Effects of exchange rate changes on cash	629	(267)

Decrease in cash and cash equivalents during year	(17,135)	(46,034)
Cash and cash equivalents, beginning of year	158,725	204,759

Cash and cash equivalents, end of year	$141,590	$158,725

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has four primary reporting groups identified by nature of product sold or service provided: (1) Network Business, reporting variable revenue generated by box-office results and which includes the reportable segments of IMAX DMR and contingent rent from the JRSAs and IMAX systems-segments; (2) Theater Business, representing revenue generated by the sale and installation of theater systems and maintenance services, primarily related to the IMAX Systems and Theatre System Maintenance reportable segments, and also includes fixed hybrid revenue and upfront installation costs from the JRSA segment; (3) New Business, which includes content licensing and distribution fees associated with our content investments, virtual reality initiatives, IMAX Home Entertainment, and other business initiatives that are in the development and/or start-up phase, and (4) Other; which includes the film post-production and distribution segments and certain IMAX theaters that the Company owns and operates, camera rentals and other miscellaneous items.

	Three Months		Years Ended
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Revenue
Network Business
IMAX DMR	$25,207	$31,717	$110,793	$108,853
Joint revenue sharing arrangements - contingent rent	16,452	20,741	73,371	70,444
IMAX systems - contingent rent	—	1,317	—	3,890

	41,659	53,775	184,164	183,187

Theater Business
IMAX systems
Sales and sales-type leases	37,887	31,675	88,432	79,853
Ongoing fees and finance income	3,242	2,650	12,224	10,494
Joint revenue sharing arrangements – fixed fees	5,885	5,582	9,706	10,118
Theater system maintenance	12,222	11,924	49,684	45,383
Other theater	2,651	3,696	8,358	9,145

	61,887	55,527	168,404	154,993

New Business	770	13,014	5,769	24,522

Other
Film distribution and post-production	3,806	1,803	12,962	13,172
Other	842	1,433	3,102	4,893

	4,648	3,236	16,064	18,065

Total revenues	$108,964	$125,552	$374,401	$380,767

Gross margin
Network Business
IMAX DMR (1)	$15,250	$19,211	$72,773	$71,789
Joint revenue sharing arrangements – contingent rent(1)	9,415	14,066	48,856	47,337
IMAX systems– contingent rent	—	1,317	—	3,890

	24,665	34,594	121,629	123,016

Theater Business
IMAX systems (1)
Sales and sales-type leases	$19,338	$19,449	$47,986	$47,639
Ongoing fees and finance income	3,194	2,513	12,033	10,095
Joint revenue sharing arrangements – fixed fees(1)	1,206	1,462	1,982	2,349
Theater system maintenance	4,702	4,969	21,991	18,275
Other theater	707	883	1,806	1,965

	29,147	29,276	85,798	80,323

New Business	(489)	(2,744)	(350)	(16,176)

Other
Film distribution and post-production (1)	1,443	(744)	1,763	(1,006)
Other	(124)	(234)	(911)	(911)

	1,319	(978)	852	(1,917)

Total segment margin	$54,642	$60,148	$207,929	$185,246

(1)

IMAX DMR segment margins include marketing costs of $2.8 million and $16.5 million for the three months and year ended, respectively (2017—$5.6 million and $15.4 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.4 million and $3.6 million for the three months and year ended, respectively (2017—$2.0 million and $4.5 million, respectively). IMAX system segment margins include marketing and commission costs of $0.9 million and $2.9 million for the three months and year ended, respectively (2017—$1.3 million and $3.5 million). Film distribution and post production segment margins include marketing expense of $0.2 million and $2.2 million for the three months and year ended (2017—an expense of $nil and recovery of $0.7 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share, EBITDA and adjusted EBITDA per Credit Facility as supplemental measures of performance of the Company, which are not recognized under U.S. GAAP. The Company presents adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its stock-based compensation (net of any related tax impact) and non-recurring charges on net income. In addition, the Company presents adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share because it believes that they are important supplemental measures of its comparable financial results and could potentially distort the analysis of trends in business performance and it wants to ensure that its investors fully understand the impact of net income attributable to non-controlling interests, its stock-based compensation (net of any related tax impact) and non-recurring charges in determining net income attributable to common shareholders. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share should be considered in addition to, and not as a substitute for, net income and net income attributable to common shareholders and other measures of financial performance reported in accordance with U.S. GAAP.

The Company is required to maintain a minimum level of “EBITDA”, as such term is defined in the Company’s credit agreement (and which is referred to herein as “Adjusted EBITDA per Credit Facility” or “Adjusted EBITDA per Credit Facility excluding Marvel’s Inhumans”, as the credit agreement includes additional adjustments beyond interest, taxes, depreciation and amortization). EBITDA and Adjusted EBITDA per Credit Facility (each as defined below) should not be construed as substitutes for net income or as better measures of liquidity as determined in accordance with U.S. GAAP. The Company believes that EBTDA and Adjusted EBITDA per Credit Facility excluding Marvel’s Inhumans are relevant and useful information widely used by analysts, investors and other interested parties in the Company’s industry.

	Quarter Ended	Year Ended	Year Ended
	December 31, 2018	December 31, 2018 (1)	December 31, 2017
(In thousands of U.S. Dollars)
Net income	$3,771	$33,595	$12,518
Add (subtract):
Provision for income taxes	(22)	9,518	16,790
Interest expense, net of interest income	(110)	1,072	915
Depreciation and amortization, including film asset amortization (1)	15,453	57,437	66,245

EBITDA	19,092	101,622	96,468
Stock and other non-cash compensation	5,483	23,723	23,718
Write-downs, net of recoveries including asset impairments and receivable provisions(1)	2,797	5,338	24,015
Exit costs, restructuring charges and associated impairments	8,384	9,542	16,174
Legal arbitration award	4,237	11,737	—
Executive transition costs	2,994	2,994	—
(Gain) loss from equity accounted investments	(15)	492	703

Adjusted EBITDA before non-controlling interests	42,972	155,448	161,078
Adjusted EBITDA attributable to non-controlling interests(2)	(6,593)	(22,220)	(22,927)

Adjusted EBITDA per Credit Facility	$36,379	$133,228	$138,151	*

Adjusted EBITDA per Credit Facility, excluding impact from “Marvel’s Inhumans”	$36,379	$133,228	$126,158	*

Adjusted revenues attributable to common shareholders	$97,573	$336,723	$340,460

Adjusted EBITDA margin, excluding impact from “Marvel’s Inhumans”	37.3%	39.6%	37.1%

*

Adjusted EBITDA per Credit Facility of $138.2 million includes the impact of the Company’s investment in “Marvel’s Inhumans”, which resulted in a $13.0 million loss. However, as permitted by the Credit Facility, this loss was offset by addbacks of $13.3 million and $11.7 million for amortization and impairment charges, respectively, relating to the investment, the net effect of which was to increase Adjusted EBITDA per Credit Facility by $12.0 million. This investment represents the Company’s first foray into a commercial television property, and therefore the Adjusted EBITDA per Credit Facility metric presented above may not be reflective of the Company’s typical operational activity. Further, the Company does not yet know whether it will make similar investments in the future. As a result, the Company is also presenting Adjusted EBITDA per Credit Facility excluding the impact of “Marvel’s Inhumans” to better facilitate comparisons to prior and future periods.

(1)	Senior Secured Net Leverage Ratio calculated using twelve months ended Adjusted EBITDA per Credit Facility.
(2)	The Adjusted EBITDA per Credit Facility calculation includes the reduction in Adjusted EBITDA per Credit Facility from the Company’s non-controlling interests.

(3)	Quarter Ended December 31, 2018		Year Ended December 31, 2018		Year Ended December 31, 2017
Total revenues		$108,964		$374,401		$380,767
Greater China revenues	$35,553		$117,520		$126,474
Non-controlling interest ownership percentage(4)	32.04%		32.06%		31.87%

Deduction for non-controlling interest share of revenues		(11,391)		(37,678)		(40,307)

Adjusted revenues attributable to common shareholders		$97,573		$336,723		$340,460

(4)	Weighted average ownership percentage for change in non-controlling interest share

Return on Invested Capital:

	2018	2017
Income from operations	$45,176	$31,444
Provision for income taxes	(9,518)	(16,790)

EBIAT Return	$35,658	$14,654

Total shareholders’ equity	$592,918	$602,257
Total bank indebtedness	37,753	25,357
Less: Goodwill	39,027	39,027
Less: Other intangible assets	34,095	31,211

Total Invested Capital	$557,549	$557,376

Return on Invested Capital (Non-GAAP measure)	6.4%	2.6	%*

*

Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as earnings before interest after taxes (before non-controlling interests) divided by total invested capital (total equity plus total debt less goodwill and other intangible assets). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended December 31, 2018 vs. 2017:

The Company reported net income of $3.8 million or $0.06 per basic and diluted share for the quarter ended December 31, 2018 as compared to net income of $8.7 million or $0.13 per basic and diluted share for the quarter ended December 31, 2017.

Net income for the quarter ended December 31, 2018 includes a $5.0 million charge or $0.08 per diluted share (2017 — $4.9 million or $0.08 per diluted share) for stock-based compensation, a $8.4 million charge, or $0.13 per diluted share for exit costs, restructuring charges and associated impairments (2017—$2.5 million or $0.04 per diluted share), a $4.2 million, or $0.07 per diluted share, for a legal arbitration award related to one of the Company’s litigation matters from 2006 (2017- $nil) and a $3.0 million, or $0.05 per diluted share for executive transition costs (2017 — $nil). In 2017, the Company also recognized a $9.3 million, or $0.14 per diluted share, non-recurring tax charge as the Company re-measured its deferred tax assets and liabilities as at the date of enactment of the amended Tax Cut and Jobs Act.

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, executive transition costs, the related tax impact of these adjustments, and tax charge from the provisional re-measurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $19.8 million, or $0.32 per diluted share, for the quarter ended December 31, 2018 as compared to adjusted net income of $25.7 million or $0.40 per diluted share for the quarter ended December 31, 2017.

The Company reported net income attributable to common shareholders of $1.7 million, or $0.03 per basic and diluted share for the year ended December 31, 2018 (2017 — $4.8 million, or $0.08 per basic and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, executive transition costs, the related tax impact of these adjustments, and tax charge from the provisional re-measurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $16.4 million, or $0.26 per diluted share, for the quarter ended December 31, 2018 as compared to adjusted net income attributable to common shareholders of $21.8 million or $0.34 per diluted share for the quarter ended December 31, 2017.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Quarter Ended December 31,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$3,771	$0.06	$8,698	$0.13
Adjustments:
Stock-based compensation	5,046	0.08	4,857	0.08
Exit costs, restructuring charges and associated impairments	8,384	0.13	2,479	0.04
Legal arbitration award	4,237	0.07	—	—
Executive transition costs	2,994	0.05	—	—
Tax impact on items listed above	(4,586)	(0.07)	360	0.01
Impact of enactment of U.S. Tax Act	—	—	9,323	0.14

Adjusted net income	19,846	0.32	25,717	0.40
Net income attributable to non-controlling interests (1)	(2,077)	(0.04)	(3,867)	(0.06)
Stock-based compensation (net of tax of less than $0.1
million and less than $0.1 million, respectively) (1)	(115)	—	(76)	—
Exit costs, restructuring charges and associated impairments
(net of tax of $0.4 million and $nil, respectively) (1)	(1,262)	(0.02)	(2)	—

Adjusted net income attributable to common shareholders	$16,392	$0.26	$21,774	$0.34

Weighted average diluted shares outstanding		62,127		64,790

(1) Reflects amounts attributable to non-controlling interests.

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Year Ended December 31, 2018 vs. 2017:

The Company reported net income of $33.6 million or $0.53 per basic and diluted share for the year ended December 31, 2018 as compared to net income of $12.5 million and $0.19 per basic and diluted share, for the year ended December 31, 2017.

Net income for the year ended December 31, 2018 includes a $22.2 million charge or $0.35 per diluted share (2017 — $22.7 million or $0.35 per diluted share) for stock-based compensation, a $9.5 million charge or $0.15 per diluted share for exit costs, restructuring charges and associated impairments (2017—$16.2 million or $0.25 per diluted share), a $11.7 million, or $0.19 per diluted share, for a legal arbitration award related to one of the Company’s litigation matters from 2006 (2017 — $nil) and a $3.0 million, or $0.05 per diluted share for executive transition costs (2017 — $nil). In 2017, the Company also recognized a $9.3 million, or $0.14 per diluted share, non-recurring tax charge as the Company re-measured its deferred tax assets and liabilities as of the date of enactment of the recently passed Tax Act.

Adjusted net income, which consists of net income excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, executive transition costs, the related tax impact of these adjustments, and tax charge from the provisional re-measurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $70.2 million, or $1.11 per diluted share, for the year ended December 31, 2018 as compared to adjusted net income of $51.5 million or $0.79 per diluted share for the year ended December 31, 2017.

The Company reported net income attributable to common shareholders of $22.8 million, or $0.36 per basic and diluted share for the year ended December 31, 2018 (2017 — $2.3 million, or $0.04 per basic share and diluted share).

Adjusted net income attributable to common shareholders, which consists of net income attributable to common shareholders excluding the impact of stock-based compensation, exit costs, restructuring charges and associated impairments, the legal arbitration award, executive transition costs, the related tax impact of these adjustments, and tax charge from the provisional re-measurement of U.S. deferred tax assets and liabilities given changes enacted by the Tax Act, was $57.8 million or $0.91 per diluted share for the year ended December 31, 2018 as compared to adjusted net income attributable to common shareholders of $40.5 million or $0.62 per diluted share for the year ended December 31, 2017.

A reconciliation of net income and net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to adjusted net income, adjusted net income per diluted share, adjusted net income attributable to common shareholders and adjusted net income attributable to common shareholders per diluted share is presented in the table below:

	Year Ended December 31,
	2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported net income	$33,595	$0.53	$12,518	$0.19
Adjustments:
Stock-based compensation	22,211	0.35	22,653	0.35
Exit costs, restructuring charges and associated impairments	9,542	0.15	16,174	0.25
Legal arbitration award	11,737	0.19	—	—
Executive transition costs	2,994	0.05	—	—
Tax impact on items listed above	(9,873)	(0.16)	(9,218)	(0.14)
Impact of enactment of U.S. Tax Act	—	—	9,323	0.14

Adjusted net income	70,206	1.11	51,450	0.79
Net income attributable to non-controlling interests (1)	(10,751)	(0.17)	(10,174)	(0.16)
Stock-based compensation (net of tax of $0.1 million, and $0.2 million, respectively) (1)	(394)	(0.01)	(620)	(0.01)
Exit costs, restructuring charges and associated impairments (net of tax of $0.4 million and $0.1 million, respectively) (1)	(1,262)	(0.02)	(181)	—

Adjusted net income attributable to common shareholders	$57,799	$0.91	$40,475	$0.62

Weighted average diluted shares outstanding		63,207		65,540

(1)	Reflects amounts attributable to non-controlling interests.

Free Cash Flow:

Free cash flow is defined as cash provided by operating activities minus cash used in investing activities (from the consolidated statements of cash flows). Cash provided by operating activities consist of net income, plus depreciation and amortization, plus the change in deferred income taxes, plus other non-cash items, plus changes in working capital, less investment in film assets, plus other changes in operating assets and liabilities. Cash used in investing activities includes capital expenditures, acquisitions and other cash used in investing activities. Management views free cash flow, a non-GAAP measure, as a measure of the Company’s after-tax cash flow available to reduce debt, add to cash balances, and fund other financing activities. A reconciliation of cash provided by operating activities to free cash flow is presented in the table below:

	For the 3 months ended December 31, 2018	For the 12 months ended December 31, 2018
(In thousands of U.S. Dollars)
Net cash provided by operating activities	$41,902	$109,972
Net cash used in investing activities	(23,599)	(56,874)

Free cash flow	$18,303	$53,098